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                                                                    Exhibit 4(f)

                                  AMENDMENT TO

                                  JANUS ADVISER

                             SUB-ADVISORY AGREEMENT

                                 U.S. VALUE FUND

      THIS AMENDMENT is made this 6th day of July, 2004, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus") and VONTOBEL ASSET MANAGEMENT, INC., a New York corporation ("Vontobel").

                               W I T N E S S E T H

      WHEREAS, Janus and Vontobel are parties to a Sub-Advisory Agreement on behalf of U.S. Value Fund (the "Fund"), a series of Janus Adviser, a Delaware statutory trust (the "Trust"), dated August 5, 2003 (the "Agreement");

      WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

      WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, Vontobel or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

      WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

      WHEREAS, the name of U.S. Value Fund has been changed to Focused Value Fund effective July 6, 2004;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

      1. All references to "U.S. Value Fund" shall be replaced with "Focused Value Fund."

      2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and

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complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

      3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                   JANUS CAPITAL MANAGEMENT LLC

                                   By: /s/Kelley Abbott Howes
                                       -------------------------------
                                       Kelley Abbott Howes, Vice
                                       President and General Counsel

                                   VONTOBEL ASSET MANAGEMENT, INC.

                                   By: /s/Joseph Mastoloni  /s/Heinrich Schlegel
                                       -------------------  --------------------
                                   Name: Joseph Mastoloni   Heinrich Schlegel
                                   Title: Vice President    President